UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On September 13, 2012, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, originated and funded a first mortgage loan (the “Ponte Palmero First Mortgage Loan”) for $35.8 million plus closing costs. The borrower under the Ponte Palmero First Mortgage Loan was Cameron Park Senior Living Delaware, LLC (the “Borrower”), which is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. The Ponte Palmero First Mortgage Loan was secured by a Class A continuing care retirement community located in Cameron Park, California (the “Building”). The Building contains 239 units and was built in 2008.
The maturity date of the Ponte Palmero First Mortgage Loan was October 1, 2015, and the loan bore interest as follows: a floating rate of 1000 basis points over one-month LIBOR during the first twelve months of the term of the loan, but at no point less than 11.0%; a floating rate of 1200 basis points over one-month LIBOR during the 13th through 24th month of the term of the loan, but at no point less than 13.0%; a floating rate of 1700 basis points over one-month LIBOR, during the 25th through 36th month of the term of the loan, but at no point less than 18.0%. Under the loan agreement, the Borrower had the right to prepay the loan in whole (but not in part) after 15 months had elapsed since closing, subject to certain restrictions.
On August 30, 2013, the Company agreed with the Borrower to allow the Borrower to pay off the Ponte Palmero First Mortgage Loan in full in the amount of $37.7 million, which includes the outstanding principal balance and all accrued and unpaid interest.  In addition, the Borrower paid to the Company an exit fee of $4.0 million and additional interest of $1.3 million that would have accrued had the loan continued to be outstanding through December 12, 2013, which is 15 months from closing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: September 3, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer